Filed Pursuant to 424(b)(3)
                                       Registration No. 333-14513

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.

     Fourth Supplement to Prospectus dated November 13, 1996
           ___________________________________________

     As originally provided in the Prospectus, the Company issued to J. P. Carey Enterprises, Inc. ("Carey"), two warrants dated September 16, 1996. The first warrant was to purchase up to 195,000 shares of Common Stock at a purchase price of $0.73 per share ("Carey Warrant One") and was issued in connection with a previous offshore transaction with RBB Bank. The second warrant was to purchase up to 100,000 shares of Common Stock at a purchase price of $1.75 per share ("Carey Warrant Two") and was issued in connection with a private placement.
The 295,000 shares of Common Stock to be issued upon the exercise of Carey Warrant One and Carey Warrant Two (collectively, the "Carey Warrants") are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus.

     As described in the Third Supplement to the Prospectus dated November 16, 1996, dated January 29, 1998 (the "Third Supplement"), effective January 5, 1998, Carey assigned all of the Carey Warrants by assigning various portions of such to various shareholders of Carey (the "Carey Warrant Assignees"). The Carey Warrant One was assigned to enable John C. Canouse, James P. Canouse, Jeffrey M. Canouse and Joseph C. Canouse to purchase 39,000, 39,000, 39,000 and 78,000 shares thereunder, respectively. The Carey Warrant Two was assigned to enable John C. Canouse, James P. Canouse, Jeffrey M. Canouse and Joseph C. Canouse to purchase 20,000, 20,000, 20,000 and 40,000 shares thereunder, respectively.

     On March 6, 1998, Jeffrey M. Canouse purchased 10,000 shares of Common Stock through the partial exercise of his portion of the Carey Warrant One for 39,000 shares of Common Stock, leaving 29,000 shares of Common Stock available for issuance thereunder. On February 2, 1999, John C. Canouse purchased 15,000 shares of Common Stock through the partial exercise of his portion of the Carey Warrant One for 39,000 shares of Common Stock leaving 24,000 shares of Common Stock available for issuance thereunder.

     Effective April 28, 1999, the portions of the Carey Warrant One still held by John C. Canouse, James P. Canouse and Jeffrey M. Canouse were amended to allow the holders thereof to exercise such warrants on a cashless basis. On April 29, 1999, John C. Canouse, James P. Canouse and Jeffrey M. Canouse exercised, on a cashless basis, the remaining portions of the Carey Warrant One held by them, and thereby received 12,320, 20,020 and 14,887 shares of Common Stock thereunder, respectively.

     In conjunction with the above, the table below supplements and amends, in part, the Selling Security Holders table set forth at page 21 of the Prospectus by adjusting the offering information applicable to John C. Canouse, James P.
Canouse and Jeffrey M. Canouse to account for their exercises of the Carey
Warrant One. Except with respect to each Selling Stockholder listed below, and except as supplemented and amended by the First Supplement to the Prospectus dated November 13, 1996, dated June 27, 1997, the Second Supplement to the
Prospectus dated November 13, 1996, dated September 26, 1997, and the Third
Supplement, the Selling Security Holders table set forth at page 21 of the Prospectus remains unchanged.

                                             Common Stock   Percentage of
                     Common Stock            Beneficially   Common Stock
                     Beneficially   Common   Owned After    Beneficially
                        Owned       Stock    Completion      Owned After
                      Prior to      Being        of         Completion of
Selling Stockholder   Offering     Offered    Offering         Offering
___________________  ____________  ________  ___________    ______________
Canouse, James P.        --         40,020        --               0
Canouse, Jeffrey M.      --         44,887        --               0
Canouse, John C.         --         47,370        --               0

June 4, 1999